UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2014
INLAND AMERICAN REAL ESTATE TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51609 (Commission File Number)	34-2019608 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

For the year ended December 31, 2013, Inland American Real Estate Trust, Inc. (the “Company”) paid distributions of approximately $449 million. For income tax purposes only, approximately 100% of the distributions paid in 2013 will be treated as ordinary dividends. The Company disposed of a large number of properties in 2013 and was required to recapture the gains as ordinary income due to ordinary losses recognized on prior year disposals. This resulted in 100% of the shareholder distributions to be treated as ordinary dividends.

The following table denotes the allocation of the monthly distributions paid in 2013 for income tax purposes only. All amounts are stated in dollars per share. The December 2013 distribution, with a record date of December 31, 2013 and payment date of January 13, 2014, is taxable in 2014, and not reflected in the 2014 tax allocation.

Stockholders are advised to consult with their tax advisors about the specific tax treatment of distributions paid by the Company in 2013.

Record Date	Distribution Payable Date	Total Distributions	Ordinary Dividend	Capital Gains Dividend	Non-Dividend Distributions	Total ($)
12/31/2012	1/11/2013	0.04166667	0.04166667	—	—	0.04166667
1/31/2013	2/12/2013	0.04166667	0.04166667	—	—	0.04166667
2/28/2013	3/12/2013	0.04166667	0.04166667	—	—	0.04166667
3/29/2013	4/12/2013	0.04166667	0.04166667	—	—	0.04166667
4/30/2013	5/13/2013	0.04166667	0.04166667	—	—	0.04166667
5/31/2013	6/12/2013	0.04166667	0.04166667	—	—	0.04166667
6/28/2013	7/12/2013	0.04166667	0.04166667	—	—	0.04166667
7/31/2013	8/12/2013	0.04166667	0.04166667	—	—	0.04166667
8/30/2013	9/12/2013	0.04166667	0.04166667	—	—	0.04166667
9/30/2013	10/11/2013	0.04166667	0.04166667	—	—	0.04166667
10/31/2013	11/12/2013	0.04166667	0.04166667	—	—	0.04166667
11/27/2013	12/12/2013	0.04166667	0.04166667	—	—	0.04166667
		0.50000000	0.50000000	—	—	0.50000000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

Date:	January 27, 2014	By:	/s/ Jack Potts
		Name:	Jack Potts
		Title	Principal Financial Officer